Exhibit 99.1

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TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR REPORTS RESULTS FROM FIRST QUARTER 2005

Denver, Colorado, May 4, 2005: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) today announced a net loss of $(1.4) million, or $(0.010) per share, on gold sales revenue of $16.7 million for the first quarter of 2005. (All currency in this news release is expressed in U.S. dollars, unless otherwise noted.)

FIRST QUARTER 2005 HIGHLIGHTS

•	Total revenues of $18.1 million from on budget gold sales of 39,164 ounces from Bogoso/Prestea at a cash operating cost of $296 per ounce and realized gold price of $426 per ounce.

•	Good progress made at Bogoso/Prestea within the quarter on cost reduction initiatives, including a voluntary redundancy program to reduce surface and underground employees by 172 and 159 respectively. The full impact from these initiatives is not expected to begin to be felt until the second quarter.

•	Wassa achieved commercial production in March, and will be reporting revenue and costs from April 1. Good progress was made on the power line to connect Wassa to the national grid with completion of construction and commissioning expected in the second quarter.

•	Bogoso sulfide expansion project soft start initiatives included good progress being made on the environmental permitting application, detailed engineering and design and ordering of long lead items. The Environmental Impact Statement was filed in February and permitting is expected to be finalized in the second quarter.

•	Good progress made on exploration projects with positive results from a number of areas including some spectacular high grade intersections from the Prestea Underground and Mampon.

•	We entered into an option agreement to acquire the Afema property in Côte d’Ivoire.

FINANCIAL AND OPERATIONAL SUMMARY FOR THE FIRST QUARTER

The quarterly results compare to net income of $5.2 million or $0.039 per share on total revenues of $19.9 million for the first quarter of 2004.

The results for the current quarter include the write-off of deferred exploration costs totaling $1.1 million from the Mininko project, following our decision to exit the Mali joint venture in March. Our realized gold price averaged $426 per ounce for the first three months of 2005, compared with $408 per ounce in the first quarter of 2004.

	For the three months ended March 31,
	2005	2004
Gold sold (ounces)	39,164	47,202
Price realized ($ per ounce)	426	408
Cash operating cost ($ per ounce) (1)	296	181
Royalties ($ per ounce)	12	12
Total cash cost ($ per ounce) (1)	308	193
Total revenues (in thousands $)	18,088	19,857
Net income/(loss) (in thousands $)	(1,365)	5,194
Net income/(loss) per share ($)	(0.010)	0.039
Average shares outstanding (in millions)	142.3	133.2

Note 1. See note on non-GAAP financial measures below.

	For the three months ended March 31,
	2005	2004
Ore mined (thousands tonnes)	400	376
Waste mined (thousands tonnes)	2,091	2,027
Tonnes milled (thousands)	391	514
Average grade milled (g/t)	4.56	3.76
Mill recovery (%)	61.5	81.0

CASH AND CASH FLOW

Our cash, cash equivalents and short term investments balance stood at $39.5 million at March 31, 2005, down from approximately $51.7 million at the end of 2004. Even though operations generated $3.6 million of cash during the first quarter, the capital spending and deferred exploration in the period resulted in a lower cash balance versus the end of 2004. The $3.6 million operating cash flow in the first quarter compares with $6.0 million in the first quarter of 2004. Lower gold production and higher operating costs were the major factors contributing to the decrease.

Capital projects consumed $24.0 million of cash during the first quarter of 2005, up from $11.6 million in the first quarter of 2004. Completion of the Wassa plant, power line construction at Wassa, additional mining equipment, work on the Bogoso sulfide expansion project and deferred exploration spending were the major areas consuming investment funds in the quarter. New debt contributed $7.2 million. In January 2005, Guyanor paid $6.0 million to Golden Star as the first installment on its purchase of the participation right on the Rosebel Mine in French Guiana. Since

March 31, we have completed the sale of $50 million in senior unsecured convertible notes to improve our cash position.

BOGOSO/PRESTEA

Bogoso, one of our two operating gold mines in Ghana, produced 39,164 ounces of gold during the first quarter of 2005, down from 47,202 ounces in the same period of 2004. The major factor contributing to the lower gold output was a change in ore type from a year ago. The non-refractory sulfide and transition ores processed in the first quarter of 2005 are significantly harder, more difficult and more costly to treat than the softer oxide ore treated in the first quarter of 2004. The increased hardness resulted in lower mill throughput and the more complex metallurgy resulted in lower gold recoveries than in the first quarter of 2004. As a result we experienced a significant increase in fuel and electric power costs which added approximately $0.7 million to operating costs during the quarter versus the same quarter of 2004.

We expect gold production at Bogoso/Prestea of approximately 140,000 to 170,000 ounces in 2005. The projected cash operating cost is $190 to $210 per ounce, reflecting the benefit of mining more amenable ore in the second half of the year.

WASSA

The Wassa Mine, near Bogoso/Prestea in Ghana, completed its testing and commissioning phase in late 2004 and ramped up its operating capacity to approximately 9,300 tonnes per day or approximately 93% of design capacity by the end of March 2005. Wassa achieved commercial production by the end of March and was placed in service on April 1. Revenue and costs will be accounted for through the income statement from that date. A total of $4.7 million of operating costs net of revenues were capitalized during the first quarter.

During 2005, we expect to produce between 100,000 and 120,000 ounces of gold at Wassa at an average cash operating cost between $280 and $300 per ounce. We expect Wassa production costs to be higher than average in the second quarter, due to the higher costs of our diesel-generated electrical power prior to connection to the national power grid during the second quarter. With the present high cost of diesel fuel, the national grid could save up to $80 an ounce in operating costs.

EXPANSION AT BOGOSO/PRESTEA

Permitting, planning, engineering and ordering of long-lead-time items continued during the first quarter of 2005 for the proposed Bogoso sulfide expansion project. The project, which was approved in principle by our Board in January, incorporates the expansion of the Bogoso processing plant to treat 3.5 million tonnes per year of refractory sulfide and other ores from the Bogoso/Prestea property and includes the addition of a BIOX® bio-oxidation circuit. The project also includes the doubling of the existing mining fleet.

Upon completion of the Bogoso sulfide expansion project, the Bogoso processing plant is expected to have a nominal capacity of 3.5 million tonnes per annum to process refractory sulfide ores. We currently have proven and probable refractory open-pit reserves of approximately 20.5 million tonnes at an average grade of 2.81 grams per tonne. Gold production from the Bogoso processing plant, when expanded, is expected to average approximately 270,000 ounces per year, varying between 260,000 to 290,000 ounces per annum at an average cash operating cost of $250 to $270 per ounce. Estimated gold recoveries from the BIOX® process are expected to average 86% and vary between 78% and 88%.

Due to indications that additional oxide reserves can be expected from a number of sources in the Bogoso/Prestea area, the current mid-point location of the Bogoso processing plant is considered the best location for an oxide processing plant. We have therefore discontinued planning for a second processing plant at Bondaye and now plan to modify the Bogoso sulfide expansion project to continue using the present 1.5 million tonne per year oxide circuit. This conversion will be done in parallel to the construction work of the sulfide expansion project. The incremental capital cost for a separate oxide processing plant at Bogoso is estimated at $10 to $15 million compared with $25 million for development of the Bondaye stand-alone facility. The operation of two processing plants in the Bogoso complex is expected to streamline the management structure and result in reduced overhead costs.

We estimate that the total capital cost of the Bogoso sulfide expansion project, including expansion of the mining fleet and incorporation of an oxide processing plant into one processing complex, will be approximately $115 to $125 million. The construction is expected to take 15 to 18 months from receipt of permitting approvals. The incorporation of the oxide circuit into the design will allow continuous cash flow from non-refractory ores during the construction and commissioning period.

EXPLORATION

Ghana

We spent approximately $3.1 million on exploration activities in Ghana during the first quarter, comprising $0.9 million at Wassa, $0.9 million at the Prestea Underground, $1.1 million on sulfide targets at Bogoso and Prestea and approximately $0.2 million on exploration projects outside the immediate Bogoso/Prestea area. Overall we plan to spend a total of approximately $15 million on exploration activities during 2005.

During the first quarter, surface exploration programs at Prestea/Bogoso continued, with drilling on the Bogoso concession to test for sulfide mineralization down plunge below the current mineral reserves. This work has confirmed that mineralization at Bogoso North continues down plunge below the current optimized pits. Drilling at the Pampe and Riyadh concessions west of Bogoso commenced this quarter.

Drilling continues to test mineralization along the Tuapim trend in the southern portion of the Prestea concession. Infill drilling between sections and down dip of existing drill intercepts is being carried out to demonstrate continuity and to add confidence in the inferred resources. Results to date have been encouraging, with holes often intersecting mineralization 5 to 20 meters thick with grades in excess of 3 grams per tonne that could be mined from surface.

Exploration on the two Dunkwa concessions this quarter concentrated on drilling at Mampon. Core drilling was conducted to further test the resource potential along strike of the known mineralization as well as to collect samples for metallurgical and geotechnical evaluation. The high-grade intersections previously drilled by Birim, the previous owner, were confirmed by the metallurgical drilling, including intersections of up to 19 meters at 12 grams per tonne. Preparation has commenced for RAB drilling in the southern part of the Asikuma license in the second quarter.

Exploration continued on the Prestea Underground, with two underground rigs operating on Levels 8N and 17S. Results have been variable, with the targeted structures being intersected in most holes but with erratic grades.

Despite continuing difficult drilling conditions, the Bondaye deep hole progressed to a depth of 1,480 meters. We expect to intersect the Main Reef at a drilled depth of between 1,500 and 1,550 meters.

Exploration at Wassa mainly involved RAB drilling to test geophysical and geochemical anomalies along the two parallel trends extending south into the forest reserve. Drilling to date has generally intersected moderate grades between 0.5 to 1.5 grams per tonne with occasional higher grade and wider zones. Any targets generated will then be followed up with RC drilling. We also had an RC drill rig testing zones along strike to the north and south of the existing Wassa reserves.

The Minerals Commission of Ghana approved the Adubrim Reconnaissance License application, one of three such applications Golden Star has lodged during the quarter

Other African Projects

In October 2004, we acquired a 9.5% equity interest in Moto Goldmines Limited (“Moto”) for $4.1 million. Moto controls the approximate 4,700 square kilometer Moto concessions located in the north east of the Democratic Republic of Congo. The Moto concessions form part of the Kilo-Moto gold belt. The belt has historical production in excess of 11 million ounces with over two million ounces mined from ten small mines within the central 35 square kilometers of the concessions. After acquiring control of the property in 2003, Moto began a drill program in February 2004 to confirm and expand the gold resource around the areas previously mined. Based upon this work, Moto’s independent consultants have estimated indicated resources at Moto of 7 million tonnes grading 2.7 grams per tonne and inferred resources of 36 million tonnes grading 3.2 grams per tonne. Drilling in the first quarter of 2005 has continued to deliver encouraging results, especially from the Mengu Hill prospect.

We have continued funding the Mano River joint venture in Sierra Leone during the first quarter refocusing efforts on a regional soil sampling program to identify new targets on the three project areas. This work has progressed steadily with sampling completed on the Sonfon and Nimini permits and nearing completion on the two Pampana permits. Results are pending. We have budgeted approximately $0.7 million for this work in 2005.

In March 2005, we entered into an option to purchase the Afema project in Côte d’Ivoire from Société d’Etat pour le Développement Minier de la Côte d’Ivoire (‘SO.DE.MI.”), the Côte d’Ivoire state mining and exploration company. The Afema property covers an area of 2,012 square kilometers of prospective Birimian rocks in south east Côte d’Ivoire which represent the extension of the Sefwi Belt meta-volcanics and the Kumasi Basin meta-sedimentary rocks from Ghana into Côte d’Ivoire. In Ghana, this ‘belt-basin’ contact hosts the multi-million ounce Chirano and Bibiani gold deposits. Under the terms of the acquisition agreement, we made an immediate payment of $100,000 to SO.DE.MI. which gives us the right to carry out a six-month detailed technical due diligence, after which we will have the right to complete the transaction to acquire 100% of SO.DE.MI.’s rights in the Afema property for $1.5 million (subject to a 10% Government of Côte d’Ivoire interest). In addition to the acquisition payments, Golden Star will pay SO.DE.MI. a royalty on gold production from the Afema property indexed to the gold price. At current gold prices (in the range of $375 to $450 per ounce) the royalty rate would be 2.5%. Golden Star has indicated to SO.DE.MI. that it intends to spend at least $0.5 million on due diligence and exploration in the next six months and may, subject to exploration success, spend a further $3.5 million over the next three and a half years.

Based on disappointing results at the Mininko project during 2004 we opted to withdraw from this exploration agreement and plan no further spending in Mali during 2005. The $1.1 million of costs incurred as deferred expenditure on the project were written off in the first quarter.

South American Projects

In Suriname, a core drilling program was initiated on the Saramacca project during the first quarter to test a gold-in-soil anomaly identified in 2003/4. We have budgeted approximately $0.75 million for the 2005 work program. We spent approximately $0.2 million in 2004 to expand on the surface sampling initiated in the prior year.

In 2004, we acquired the 466 square kilometer Bon Espoir exploration property in French Guiana for $0.4 million. Bon Espoir is located in French Guiana north of our Paul Isnard Property in a geological setting interpreted by us as having many similarities to the Ashanti Trend area of Ghana. Paul Isnard remained on care and maintenance during the first quarter with expenditures of less than $0.1 million. We initiated an exploration program at Bon Espoir in the first quarter and have mobilized personnel and equipment to the site. We plan to spend approximately $0.9 million at Bon Espoir and Paul Isnard in 2005 conducting wide-area soil sampling programs and assessing past work.

SUMMARY FINANCIAL STATEMENTS

The following information is summarized and excerpted from the Company’s unaudited consolidated financial statements and notes thereto from our Form 10-Q, which we intend to file with the SEC today.

Condensed Consolidated Balance Sheets

(in thousands)

	As of March 31, 2005	As of December 31, 2004
Cash	$17,019	$12,877
Other current assets	49,983	65,969
Property, plant and equipment	32,004	28,653
Deferred exploration	7,057	7,452
Mining properties	79,077	74,197
Mine construction-in-progress	61,766	51,159
Other assets	12,784	11,853

Total assets	$259,690	$252,160

Current liabilities	$19,149	$17,480
Long term debt	7,586	1,707
Asset retirement obligations	8,918	8,660
Minority interest	6,533	6,353
Shareholders’ equity	217,504	217,960

Total liabilities and shareholders’ equity	$259,690	$252,160

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the three months ended March 31,
	2005	2004
Total revenues	$18,088	$19,857
Mining operations expense	12,076	9,125
Depreciation, depletion and amortization	2,172	2,278
General and administrative expenses, including option expense	2,994	1,856
Foreign exchange loss	107	283
Other expenses	1,556	399

Net income/(loss) before minority interest	(817)	5,916
Minority interest	(180)	(722)

Net income/(loss) before tax	(997)	5,194
Income tax expense	(368)	—

Net income/(loss) before income tax	$(1,365)	$5,194

Earnings/(loss) per share – basic	$(0.010)	$0.039
Earnings/(loss) per share – diluted	$(0.010)	$0.035

Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the three months ended March 31,
	2005	2004
Cash provided by operations	$3,634	$6,005
Cash used in investing activities	(6,241)	(10,404)
Cash provided by financing activities	6,749	446

Increase/(decrease) in cash and cash equivalents	4,142	(3,953)

Cash and cash equivalents at end of period	$17,019	$86,017

COMPANY PROFILE

Golden Star holds a 90% equity interest in the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, the Company has a majority interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in West Africa and in the Guiana Shield of South America. Golden Star has approximately 142.4 million common shares outstanding.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineral resources, the recovery of any mineral reserves, planned operations, anticipated funding, construction cost estimates, construction completion dates, equipment requirements, production, production commencement dates, grade, processing capacity, recoveries, potential mine life, results of feasibility and technical studies, development, costs, expenditures, mine re-opening and exploration. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2004. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: In this news release, the terms “total cash cost” and “cash operating cost” are used on a per ounce of gold basis. Total cash cost per ounce is equivalent to mining operations expenses for the period divided by the number of ounces of gold shipped during the period. Cash operating cost per ounce is equivalent to total cash cost per ounce, less production royalties and taxes. We have included cash operating cost information to provide purchasers with information about the cost structure of our mining operations. This information differs from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.	+1 800 553 8436
Peter Bradford, President and CEO	+1 303 894 4613
Allan Marter, Chief Financial Officer	+1 303 894 4631